Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Matthew E. Garth	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Reports 1Q 2010 Results

•	Loss from continuing operations of $194 million, or $0.19 per share, including restructuring and special charges.

•	Restructuring and special charges total $295 million, or $0.29 per share.

•	Strong EBITDA performance of $596 million, highest since 3rd quarter 2008.

•	Realized aluminum and alumina prices increase 8 and 13 percent, respectively, from 4th quarter 2009.

•	Revenues of $4.9 billion; higher realized prices offset by normalized buy/re-sell activity, lower shipments, and actions to improve long-term profitability in rigid packaging.

•	Cash Sustainability Program drove $86 million in productivity.

•	Debt-to-capital ratio improved to 38.1 percent, 60-basis-points better sequentially.

•	Cash on hand of $1.3 billion at end of 1st quarter.

•	Net loss for 1st quarter 2010 of $201 million, or $0.20 per share.

NEW YORK, NY – April 12, 2010 – Alcoa (NYSE: AA) today announced a first quarter 2010 loss from continuing operations of $194 million, or $0.19 per share, which includes restructuring and special charges of $295 million, or $0.29 per share. The results compare to a fourth quarter 2009 loss from continuing operations of $266 million, or $0.27 per share, and a first quarter 2009 loss from continuing operations of $480 million, or $0.59 per share.

The $295 million in first-quarter charges, which are primarily non-cash, relate to:

–	Restructuring and environmental costs, primarily from the decision to permanently close two smelters in Badin, North Carolina and Frederick, Maryland, which were curtailed in August 2002 and December 2005, respectively, totaling $135 million, or $0.13 per share;

–	Discrete tax impacts totaling $112 million, or $0.11 per share, primarily as a result of changes in federal health care laws; and

–	Special items totaling $48 million, or $0.05 per share, for mark-to-market changes in derivatives and the impact of power outages.

Results from continuing operations in the first quarter 2010 improved $72 million over the fourth quarter 2009, driven by higher realized prices for alumina and aluminum (+13 percent and +8 percent, respectively) and productivity gains, which were partially offset by the impact of LIFO, lower volumes and higher energy costs.

Alcoa continued to produce strong results in cash sustainability initiatives in the areas of overhead, procurement, working capital and capital expenditures. In the first quarter the Company generated $86 million in productivity through the program sequentially, helping to produce strong quarterly EBITDA of $596 million. Cash sustainability efforts helped improve the cost of goods sold as a percentage of sales by 8.2 points from the fourth quarter 2009 to 82.1 percent. The Company is on track to deliver its new increased 2010 annual cash sustainability goals.

“Our performance continued to improve in the first quarter thanks to higher realized prices and strong operational results,” said Klaus Kleinfeld, Alcoa President and Chief Executive Officer. “Most of the special items we reported are non-cash and include proactive decisions to structurally improve the company’s profit potential.

“Our markets are gradually improving and both policy trends and consumer sentiment bode well for aluminum demand. Just a few days ago, the U.S. finalized new rules that require increased fuel efficiency and for the first time set greenhouse gas emissions standards for cars and light trucks. In addition, a growing number of customers are requesting sustainable products. Factors like these play to aluminum’s superior advantages as a light, strong, versatile and infinitely recyclable material.”

Revenues for the first quarter 2010 were $4.9 billion, a 10 percent decrease from the fourth quarter of 2009. Higher realized prices were offset by more normalized buy/re-sell activity compared to the fourth quarter; lower shipments in alumina and primary metals; and the impact of the Company’s strategy to improve long-term profitability in the rigid packaging business. Revenues in the first quarter 2009 were $4.1 billion.

Net loss for the first quarter 2010 was $201 million, or $0.20 per share, which includes the unfavorable impact of $295 million, or $0.29 per share, for restructuring and special charges. Net loss for the fourth quarter 2009 was $277 million, or $0.28 per share, and net loss for the first quarter 2009 was $497 million, or $0.61 per share.

Cash from operations in the quarter was $199 million and the Company finished the first quarter 2010 with $1.3 billion of cash on hand. The Company’s debt-to-capital ratio stood at 38.1 percent at the end of the quarter, an improvement of 60-basis-points from fourth quarter 2009 and a 250-basis-point improvement from first quarter 2009. Capital expenditures in the quarter were $221 million, with approximately 60 percent related to growth projects.

Segment Results

Alumina

After-tax operating income (ATOI) in the first quarter was $72 million, an increase of $53 million compared with $19 million in the fourth quarter 2009. The prior period included a tax settlement related to an equity investment in Brazil. A 13 percent increase in pricing and lower costs driven by productivity, were partially offset by a power outage at the Sao Luis refinery and higher Juruti start-up costs. Alumina production in the first quarter declined 31 thousand metric tons (kmt) to 3,866 kmt as the disruption at Sao Luis and maintenance outages in Australia more than offset increases at Point Comfort. Also, third-party shipments declined as more alumina was used to meet internal demand.

Primary Metals

ATOI in the first quarter was $123 million, an increase of $337 million from the fourth quarter of 2009, which included $250 million in charges related to the European Commission’s decision on electricity tariffs affecting the Company’s Italian smelters. Higher LME prices and regional premiums, combined with favorable currency movements and lower costs driven by productivity drove the sequential improvement. Third-party realized metal prices increased eight percent over the previous quarter. Primary metal production for the quarter declined 8 kmt to 889 kmt.

Flat-Rolled Products

ATOI in the first quarter was $30 million, a sequential decrease of $7 million. Lower volumes related to Alcoa’s decision to curtail sales to a North American can sheet customer negatively impacted the segment by $22 million. Improved pricing across many markets, including can sheet, and capacity rationalization to bring costs in line with volumes more than offset the impact of lower can sheet shipments.

Engineered Products and Solutions

ATOI in the first quarter was $81 million, up 42 percent sequentially despite lower sales. Strong productivity gains and a modest improvement in end-market conditions more than offset continued weakness in the building and construction and industrial gas turbines markets.

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on April 12, 2010 to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer of primary aluminum, fabricated aluminum and alumina. In addition to inventing the modern-day aluminum industry, Alcoa innovation has been behind major milestones in the aerospace, automotive, packaging, building and construction, commercial transportation, consumer electronics and industrial markets over the past 120 years. Among the solutions Alcoa markets are flat-rolled products, hard alloy extrusions, and forgings, as well as Alcoa® wheels, fastening systems, precision and investment castings, and building systems in addition to its expertise in other light metals such as titanium and nickel-based super alloys. Sustainability is an integral part of Alcoa’s operating practices and the product design and engineering it provides to customers. Alcoa has been a member of the Dow Jones Sustainability Index for eight consecutive years and approximately 75 percent of all of the aluminum ever produced since 1888 is still in active use today. Alcoa employs approximately 59,000 people in 31 countries across the world. More information can be found at www.alcoa.com.

Forward-Looking Statements

Certain statements in this release relate to future events and expectations and, as such, constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Alcoa disclaims any obligation to update publicly any forward-looking statements, whether in response to new information, future events or otherwise, except as required by applicable law. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and fluctuations in London Metal Exchange-based prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including automotive and commercial transportation, aerospace, building and construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cash generation, cost savings, improvement in profitability and margins, or strengthening of operations anticipated by management from its cash sustainability, productivity improvement and other initiatives; (d) Alcoa’s inability to realize expected benefits from newly constructed, expanded or acquired facilities or from international joint ventures as planned and by targeted completion dates, including the new joint venture in Saudi Arabia; (e) significant increases in power or energy costs or the unavailability or interruption of energy supplies for Alcoa’s operations; (f) political, economic and regulatory risks in the countries in which Alcoa operates or sells products, including unfavorable changes in laws and governmental policies and fluctuations in foreign currency exchange rates and interest rates; (g) outcomes of significant legal proceedings or investigations adverse to Alcoa; and (h) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2009 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Statement of Consolidated Operations (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	March 31, 2009	December 31, 2009	March 31, 2010
Sales	$4,147	$5,433	$4,887
Cost of goods sold (exclusive of expenses below)	4,143	4,905	4,013
Selling, general administrative, and other expenses	244	291	239
Research and development expenses	41	51	39
Provision for depreciation, depletion, and amortization	283	369	358
Restructuring and other charges	69	69	187
Interest expense	114	121	118
Other expenses, net	30	21	21

Total costs and expenses	4,924	5,827	4,975
Loss from continuing operations before income taxes	(777)	(394)	(88)
(Benefit) provision for income taxes	(307)	(137)	84

Loss from continuing operations	(470)	(257)	(172)
Loss from discontinued operations	(17)	(11)	(7)

Net loss	(487)	(268)	(179)
Less: Net income attributable to noncontrolling interests	10	9	22

NET LOSS ATTRIBUTABLE TO ALCOA	$(497)	$(277)	$(201)

AMOUNTS ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Loss from continuing operations	$(480)	$(266)	$(194)
Loss from discontinued operations	(17)	(11)	(7)

Net loss	$(497)	$(277)	$(201)

EARNINGS PER SHARE ATTRIBUTABLE TO ALCOA COMMON SHAREHOLDERS:
Basic:
Loss from continuing operations	$(0.59)	$(0.27)	$(0.19)
Loss from discontinued operations	(0.02)	(0.01)	(0.01)

Net loss	$(0.61)	$(0.28)	$(0.20)

Diluted:
Loss from continuing operations	$(0.59)	$(0.27)	$(0.19)
Loss from discontinued operations	(0.02)	(0.01)	(0.01)

Net loss	$(0.61)	$(0.28)	$(0.20)

Average number of shares used to compute:
Basic earnings per common share	816,743,426	974,377,851	1,007,221,162
Diluted earnings per common share	816,743,426	974,377,851	1,007,221,162
Common stock outstanding at the end of the period	974,275,393	974,378,820	1,020,819,182
Shipments of aluminum products (metric tons)	1,175,000	1,404,000	1,134,000

Alcoa and subsidiaries

Consolidated Balance Sheet (unaudited)

(in millions)

	December 31, 2009	March 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$1,481	$1,292
Receivables from customers, less allowances of $70 in 2009 and $61 in 2010	1,529	1,647
Other receivables	653	308
Inventories	2,328	2,394
Prepaid expenses and other current assets	1,031	978

Total current assets	7,022	6,619

Properties, plants, and equipment	35,525	35,757
Less: accumulated depreciation, depletion, and amortization	15,697	16,090

Properties, plants, and equipment, net	19,828	19,667

Goodwill	5,051	5,065
Investments	1,061	1,058
Deferred income taxes	2,958	2,918
Other noncurrent assets	2,419	2,388
Assets held for sale	133	120

Total assets	$38,472	$37,835

LIABILITIES
Current liabilities:
Short-term borrowings	$176	$166
Accounts payable, trade	1,954	1,868
Accrued compensation and retirement costs	925	799
Taxes, including income taxes	345	371
Other current liabilities	1,345	1,274
Long-term debt due within one year	669	666

Total current liabilities	5,414	5,144

Long-term debt, less amount due within one year	8,974	8,925
Accrued pension benefits	3,163	2,547
Accrued postretirement benefits	2,696	2,689
Other noncurrent liabilities and deferred credits	2,605	2,631
Liabilities of operations held for sale	60	49

Total liabilities	22,912	21,985

CONVERTIBLE SECURITIES OF SUBSIDIARY	40	—
EQUITY
Alcoa shareholders’ equity:
Preferred stock	55	55
Common stock	1,097	1,141
Additional capital	6,608	7,100
Retained earnings	11,020	10,787
Treasury stock, at cost	(4,268)	(4,191)
Accumulated other comprehensive loss	(2,092)	(2,223)

Total Alcoa shareholders’ equity	12,420	12,669

Noncontrolling interests	3,100	3,181

Total equity	15,520	15,850

Total liabilities and equity	$38,472	$37,835

Alcoa and subsidiaries

Statement of Consolidated Cash Flows (unaudited)

(in millions)

	Three months ended March 31,
	2009	2010
CASH FROM OPERATIONS
Net loss	$(487)	$(179)
Adjustments to reconcile net loss to cash from operations:
Depreciation, depletion, and amortization	283	358
Deferred income taxes	(24)	68
Equity loss (income), net of dividends	27	(15)
Restructuring and other charges	69	187
Net gain from investing activities – asset sales	(27)	(2)
Loss from discontinued operations	17	7
Stock-based compensation	26	25
Other	37	65
Changes in assets and liabilities, excluding effects of acquisitions, divestitures, and foreign currency translation adjustments:
Decrease (increase) in receivables	302	(176)
Decrease (increase) in inventories	523	(105)
Decrease in prepaid expenses and other current assets	11	14
(Decrease) in accounts payable, trade	(474)	(55)
(Decrease) in accrued expenses	(303)	(326)
(Decrease) increase in taxes, including income taxes	(339)	321
Pension contributions	(34)	(22)
Decrease (increase) in noncurrent assets	30	(9)
Increase in noncurrent liabilities	98	53
Decrease (increase) in net assets held for sale	1	(17)

CASH (USED FOR) PROVIDED FROM CONTINUING OPERATIONS	(264)	192
CASH (USED FOR) PROVIDED FROM DISCONTINUED OPERATIONS	(7)	7

CASH (USED FOR) PROVIDED FROM OPERATIONS	(271)	199

FINANCING ACTIVITIES
Net change in short-term borrowings	209	(9)
Net change in commercial paper	(1,202)	—
Additions to long-term debt	689	53
Debt issuance costs	(13)	—
Payments on long-term debt	(1)	(86)
Proceeds from exercise of employee stock options	—	5
Issuance of common stock	876	—
Dividends paid to shareholders	(137)	(32)
Dividends paid to noncontrolling interests	(77)	(72)
Contributions from noncontrolling interests	159	27
Acquisitions of noncontrolling interests	—	(66)

CASH PROVIDED FROM (USED FOR) FINANCING ACTIVITIES	503	(180)

INVESTING ACTIVITIES
Capital expenditures	(468)	(221)
Capital expenditures of discontinued operations	(3)	—
Acquisitions, net of cash acquired (a)	18	5
Proceeds from the sale of assets and businesses	116	—
Additions to investments	(29)	(129)
Sales of investments	506	137
Other	(4)	—

CASH PROVIDED FROM (USED FOR) INVESTING ACTIVITIES	136	(208)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	1	—

Net change in cash and cash equivalents	369	(189)
Cash and cash equivalents at beginning of year	762	1,481

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,131	$1,292

(a)	Acquisitions, net of cash acquired for the three months ended March 31, 2010 was a cash inflow as this line item includes cash received as a result of post-closing adjustments related to the acquisition of a BHP Billiton subsidiary that holds interests in four bauxite mines and one refining facility in the Republic of Suriname, which was completed on July 31, 2009. Acquisitions, net of cash acquired for the three months ended March 31, 2009 was a cash inflow as this line item includes cash acquired in the exchange of Alcoa’s 45.45% stake in the Sapa AB joint venture for Orkla ASA’s 50% stake in the Elkem Aluminium ANS joint venture, which was completed on March 31, 2009.

Alcoa and subsidiaries

Segment Information (unaudited)

(dollars in millions, except realized prices; production and shipments in thousands of metric tons [kmt])

	1Q09	2Q09	3Q09	4Q09	2009	1Q10
Alumina:
Alumina production (kmt)	3,445	3,309	3,614	3,897	14,265	3,866
Third-party alumina shipments (kmt)	1,737	2,011	2,191	2,716	8,655	2,126
Third-party sales	$430	$441	$530	$760	$2,161	$638
Intersegment sales	$384	$306	$432	$412	$1,534	$591
Equity income	$2	$1	$2	$3	$8	$2
Depreciation, depletion, and amortization	$55	$67	$81	$89	$292	$92
Income taxes	$(1)	$(21)	$13	$(13)	$(22)	$27
After-tax operating income (ATOI)	$35	$(7)	$65	$19	$112	$72

Primary Metals:
Aluminum production (kmt)	880	906	881	897	3,564	889
Third-party aluminum shipments (kmt)	683	779	698	878	3,038	695
Alcoa’s average realized price per metric ton of aluminum	$1,567	$1,667	$1,972	$2,155	$1,856	$2,331
Third-party sales	$844	$1,146	$1,362	$1,900	$5,252	$1,702
Intersegment sales	$393	$349	$537	$557	$1,836	$623
Equity (loss) income	$(30)	$4	$—	$—	$(26)	$—
Depreciation, depletion, and amortization	$122	$139	$143	$156	$560	$147
Income taxes	$(147)	$(119)	$(52)	$(47)	$(365)	$18
ATOI	$(212)	$(178)	$(8)	$(214)	$(612)	$123

Flat-Rolled Products:
Third-party aluminum shipments (kmt)	442	448	476	465	1,831	379
Third-party sales	$1,510	$1,427	$1,529	$1,603	$6,069	$1,435
Intersegment sales	$26	$23	$34	$30	$113	$46
Depreciation, depletion, and amortization	$52	$55	$60	$60	$227	$59
Income taxes	$—	$(1)	$17	$32	$48	$18
ATOI	$(61)	$(35)	$10	$37	$(49)	$30

Engineered Products and Solutions:
Third-party aluminum shipments (kmt)	41	50	43	46	180	46
Third-party sales	$1,270	$1,194	$1,128	$1,097	$4,689	$1,074
Equity income	$—	$—	$1	$1	$2	$1
Depreciation, depletion, and amortization	$40	$46	$41	$50	$177	$41
Income taxes	$46	$40	$33	$20	$139	$31
ATOI	$95	$88	$75	$57	$315	$81

Reconciliation of ATOI to consolidated net (loss) income attributable to Alcoa:
Total segment ATOI	$(143)	$(132)	$142	$(101)	$(234)	$306
Unallocated amounts (net of tax):
Impact of LIFO	29	39	80	87	235	(14)
Interest income	1	8	(1)	4	12	3
Interest expense	(74)	(75)	(78)	(79)	(306)	(77)
Noncontrolling interests	(10)	5	(47)	(9)	(61)	(22)
Corporate expense	(71)	(70)	(71)	(92)	(304)	(67)
Restructuring and other charges	(46)	(56)	(3)	(50)	(155)	(122)
Discontinued operations	(17)	(142)	4	(11)	(166)	(7)
Other	(166)	(31)	51	(26)	(172)	(201)

Consolidated net (loss) income attributable to Alcoa	$(497)	$(454)	$77	$(277)	$(1,151)	$(201)

The difference between certain segment totals and consolidated amounts is in Corporate.

Alcoa and subsidiaries

Calculation of Financial Measures (unaudited)

(in millions)

Earnings before interest, taxes, depreciation, and amortization (EBITDA)	Quarter ended March 31, 2010
Net loss attributable to Alcoa	$(201)
Add:
Net income attributable to noncontrolling interests	22
Loss from discontinued operations	7
Provision for income taxes	84
Other expenses, net	21
Interest expense	118
Restructuring and other charges	187
Provision for depreciation, depletion, and amortization	358

EBITDA	$596

Alcoa’s definition of EBITDA is net margin plus an add-back for depreciation, depletion, and amortization. Net margin is equivalent to Sales minus the following items: Cost of goods sold; Selling, general administrative, and other expenses; Research and development expenses; and Provision for depreciation, depletion, and amortization. EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors because EBITDA provides additional information with respect to Alcoa’s operating performance and the Company’s ability to meet its financial obligations. The EBITDA presented may not be comparable to similarly titled measures of other companies.